Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Myriad Genetics, Inc.

We consent to the use of our report dated September 6, 2006, except for Note 1 (o), as to which the date is August 26, 2008, with respect to the consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows of Myriad Genetics, Inc. and subsidiaries, for the year ended June 30, 2006, and the related consolidated financial statement schedule, incorporated herein by reference.

/s/ KPMG LLP

Salt Lake City, Utah
February 4, 2009